Exhibit 6.6

ASSIGNMENT OF SHARES

THIS ASSIGNMENT OF STOCK (this “Agreement”) is made and entered effective as of September 30, 2017, by and between NL Penn Capital, LP through SRM Entertainment Group, LLC its subsidiary (collectively “Assignor”) and Idea Lab X Products, Inc. (“Assignee”).

RECITALS

WHEREAS, Assignor is the owner and holder of all outstanding shares of stock in S.R.M. Entertainment, Limited (with Company Registry No. 92543), a Hong Kong company (the “Shares”); and

WHEREAS, Assignor wishes to convey the Shares (the “Conveyed Shares”) to Assignee.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Recitals. The recitals contained hereinabove are acknowledged by the parties as being true and correct and are incorporated by reference herein.

2. Assignment. Assignor hereby assigns, sells, conveys, transfers and sets over unto Assignee, its successors and assigns, all right, title and interest of Assignor in and to the Conveyed Shares, free and clear of all liens, claims, charges and encumbrances, as more fully set forth herein. Assignor hereby represents and warrants to Assignee that (i) Assignor is the sole legal and beneficial owner of the Conveyed Shares, (ii) Assignor owns the Conveyed Shares free and clear of all liens, claims, charges and encumbrances, and (iii) Assignor has the full power and authority to assign, sell, convey, transfer and set over to Assignee all of Assignor’s right, title and interest in and to the Conveyed Shares.

3. Consideration. As consideration for the assignment of the Conveyed Shares Assignee has executed and delivered to Assignor a Share Purchase Agreement.

4. General Provisions.

(a) Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and the transactions contemplated herein, and supersedes all prior understandings and agreements (oral and written) of the parties with respect to the subject matter hereof.

(b) Further Actions. Assignor agrees to execute such addition documents, stock powers and letters of direction as may be necessary to effect the assignment contemplated hereby.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be duly executed as of the date first above written.

ASSIGNOR	ASSIGNOR

NL PENN CAPITAL, LP	SRM ENTERTAINMENT GROUP, LLC

By:	NL PENN GP, LLC
Its General Partner

/s/ Phillip A. McFillin	/s/ Chris Ferguson
By: Phillip A. McFillin, Agent for General Partner	By: Chris Ferguson, Manager

ASSIGNEE

IDEA LAB X PRODUCTS, INC.

/s/ Chris Ferguson
By: Chris Ferguson, CEO